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                                                                    EXHIBIT 99.1

                               Jo-Ann Stores, Inc.
                                5555 Darrow Road
                               Hudson, Ohio 44236

May 2, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

The purpose of this letter is to address the requirements of the Securities and Exchange Commission ("SEC") with respect to issuers that include accountants' reports from Arthur Andersen LLP issued after March 14, 2002 in filings with the SEC.

We have received, on the date hereof, representation from Arthur Andersen LLP that their audit of the financial statements contained in Jo-Ann Stores, Inc.'s Annual Report on Form 10-K for the year ended February 2, 2002, of which this
Exhibit 99.1 is a part, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Sincerely,

/s/  Brian P. Carney
Executive Vice President and Chief Financial Officer
Jo-Ann Stores, Inc.